Exhibit 99.1

Attestation Report of Independent Registered Public Accounting Firm

Citibank Credit Card Master Trust I
c/o Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee
Corporate Trust & Agency Services – Structured Finance Services
60 Wall Street, 26th Floor – MS NYC60-2606
New York, NY 10005

Citibank (South Dakota), National Association, as Servicer
701 East 60th Street, North
Sioux Falls, South Dakota 57117

We have examined the accompanying management’s assertion that Citibank (South Dakota), National Association (“CBSD”) complied, as Servicer, with Article III, Section 3.04 (b) of the Amended and Restated Pooling and Servicing Agreement, for the Citibank Credit Card Master Trust I, formerly known as the Standard Credit Card Master Trust I (the “Trust”), dated as of October 5, 2001 (filed with the Securities and Exchange Commission on Form 8-K on October 19, 2001) and amended as of December 31, 2003 and December 19, 2005, including the supplements for each series issued from the Trust, among CBSD, as Seller and Servicer, and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (the “Agreement”) for the year ended December 31, 2007.  Management is responsible for CBSD’s compliance with Article III, Section 3.04 (b) of the Agreement, including the accuracy of the mathematical calculations of each amount set forth in the Monthly Servicer Certificates, delivered pursuant to Section 3.04 (b), using CBSD’s computer reports which were the source of such amounts.  Our responsibility is to express an opinion on management’s assertions about CBSD’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence supporting management’s assertion and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on CBSD’s compliance with specified requirements.

In our opinion, management’s assertion that CBSD complied with the aforementioned section of the Agreement for the year ended December 31, 2007 is fairly stated, in all material respects.

/s/ KPMG LLP

New York, New York
March 25, 2008

[Citibank (South Dakota) Letterhead]

Management Report on Citibank (South Dakota), National Association’s Compliance, as
 Servicer, with Article III, Section 3.04 (b) of the Pooling and Servicing Agreement

Management of Citibank (South Dakota), National Association (“CBSD”), as Servicer, is responsible for the preparation of the Monthly Servicer Certificates in compliance with Article III, Section 3.04 (b) of the Amended and Restated Pooling and Servicing Agreement for the Citibank Credit Card Master Trust I, formerly known as the Standard Credit Card Master Trust I (the “Trust”), dated as of October 5, 2001 and amended as of December 31, 2003 and December 19, 2005, including the supplements for each series issued from the Trust, among CBSD, as Seller and Servicer, and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (the “Agreement”).  Management is also responsible for the accuracy of the mathematical calculations of each amount set forth in the Monthly Servicer Certificates, delivered pursuant to Section 3.04 (b), using CBSD’s computer reports which were the source of such amounts.

Management has performed an evaluation of CBSD’s compliance with Article III, Section 3.04 (b) of the Agreement, including the accuracy of the related mathematical calculations, for the year ended December 31, 2007.  Based upon this evaluation, management believes that, for the year ended December 31, 2007, CBSD, as Servicer, was materially in compliance with Article III, Section 3.04 (b) of the Agreement.

/s/ Kendall Stork
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Kendall Stork
President

March 25, 2008